(V22) Vanguard Index Funds - Vanguard Small-cap Index Fund

Small-Cap Index Fund Equity Shares (Top 30)

Total NAV: 54,734,345,878

(A) Names of Major Portfolio Equity Shares

(As of the end of April 2015)

No.	Name of Company	Country	Business	(# of Shares)	Cost Basis (USD) Price per Share	Cost Basis (USD) Total	Market Value (USD) Price per Share	Market Value (USD) Total	Investment Ratio
1.	Snap-on Inc.	US	Consumer Goods	1,074,595	89.53	96,208,678	149.55	160,705,682	0.29%
2.	Cooper Cos. Inc.	US	Health Care	892,859	110.92	99,033,057	178.07	158,991,402	0.29%
3.	Omnicare Inc.	US	Consumer Services	1,795,386	43.06	77,311,575	87.98	157,958,060	0.29%
4.	Alaska Air Group Inc.	US	Consumer Services	2,426,905	16.53	40,116,385	64.06	155,467,534	0.28%
5.	E*TRADE Financial Corp.	US	Financials	5,357,637	16.03	85,888,302	28.79	154,246,369	0.28%
6.	Arthur J Gallagher & Co.	US	Financials	3,045,481	40.45	123,184,492	47.83	145,665,356	0.27%
7.	Gannett Co. Inc.	US	Consumer Services	4,193,548	21.84	91,587,972	34.32	143,922,567	0.26%
8.	CDK Global Inc.	US	Technology	2,974,300	32.72	97,323,652	47.92	142,528,456	0.26%
9.	WhiteWave Foods Co. Class A	US	Consumer Goods	3,223,179	19.93	64,241,698	43.97	141,723,181	0.26%
10.	Goodyear Tire & Rubber Co.	US	Consumer Goods	4,983,078	16.75	83,473,516	28.37	141,345,007	0.26%
11.	Rite Aid Corp.	US	Consumer Services	18,149,729	3.67	66,695,805	7.71	139,934,411	0.26%
12.	Extra Space Storage Inc.	US	Financials	2,043,126	27.72	56,641,240	65.93	134,703,297	0.25%
13.	Acuity Brands Inc.	US	Industrials	801,824	60.53	48,532,331	166.95	133,864,517	0.24%
14.	Spirit AeroSystems Holdings Inc. Class A	US	Industrials	2,608,262	22.56	58,833,464	50.89	132,734,453	0.24%
15.	United Therapeutics Corp.	US	Health Care	819,697	60.75	49,793,102	159.69	130,897,414	0.24%
16.	Duke Realty Corp.	US	Financials	6,373,158	16.05	102,315,349	19.81	126,252,260	0.23%
17.	Alnylam Pharmaceuticals Inc.	US	Health Care	1,238,795	44.44	55,054,993	101.87	126,196,047	0.23%
18.	Packaging Corp. of America	US	Industrials	1,818,923	34.60	62,930,049	69.19	125,851,282	0.23%
19.	MEDNAX Inc.	US	Health Care	1,776,229	32.79	58,250,430	70.78	125,721,489	0.23%
20.	SVB Financial Group	US	Financials	940,088	65.12	61,217,039	132.76	124,806,083	0.23%
21.	Global Payments Inc.	US	Industrials	1,239,733	52.04	64,519,258	100.28	124,320,425	0.23%
22.	Isis Pharmaceuticals Inc.	US	Health Care	2,184,011	21.48	46,919,746	56.72	123,877,104	0.23%
23.	Brookdale Senior Living Inc.	US	Health Care	3,392,411	25.60	86,857,792	36.23	122,907,051	0.22%
24.	Flextronics International Ltd.	US	Industrials	10,581,086	6.92	73,266,970	11.53	121,947,016	0.22%
25.	Total System Services Inc.	US	Industrials	3,079,045	24.97	76,886,913	39.56	121,807,020	0.22%
26.	Centene Corp.	US	Health Care	1,952,319	19.26	37,596,162	61.99	121,024,255	0.22%
27.	SunEdison Inc.	US	Technology	4,758,854	8.40	39,990,003	25.32	120,494,183	0.22%
28.	Broadridge Financial Solutions Inc.	US	Industrials	2,234,429	25.02	55,897,847	53.92	120,480,412	0.22%
29.	Signature Bank/New York NY	US	Financials	883,708	61.64	54,471,941	134.09	118,496,406	0.22%
30.	RPM International Inc.	US	Basic Materials	2,472,648	25.22	62,364,244	47.54	117,549,686	0.21%